Exhibit 99.1

Darling International Inc.

News Release
March 17, 2005

DARLING INTERNATIONAL
ANNOUNCES RESULTS
FOR FISCAL YEAR AND FOURTH QUARTER 2004

        Irving, Texas, March 17, 2005: Darling International Inc. (AMEX:DAR) today reported net income of $13.9 million, or $0.22 per share, for the fiscal year ended January 1, 2005, as compared to $18.2 million or $0.29 per share, for the fiscal year ended January 3, 2004. Sales and earnings for the fourth quarter and fiscal year ended January 1, 2005, as compared to the same period of the prior year are as follows:

FOURTH QUARTER

         For the fourth quarter 2004, the Company's net sales were $71.4 million as compared to $96.2 million for the fourth quarter 2003. Decreases in raw material supplies and finished product prices accounted for the majority of the $24.8 million decrease.

         Net income for the fourth quarter 2004 declined to $0.9 million as compared to a net income of $8.9 million for the 2003 comparable period. Results for the 2004 fourth quarter were significantly impacted by (i) lower availability of beef raw material supplies as a result of the continued closure of export markets to U.S. beef, (ii) higher energy prices, and (iii) lower commodity prices for finished goods. Fourth quarter 2003 also included an extra week of results due to a 53-week fiscal year.

         Other income in fourth quarter 2003 included income of $4.1 million attributable to early retirement of debt. Interest expense increased by $0.8 million in fourth quarter 2004 due to the issuance of $35 million senior subordinated notes at 12% and reduction of interest expense in fourth quarter 2003 related to SFAS 15 accounting.

FISCAL YEAR

         For Fiscal 2004, the Company's net sales decreased $3.1 million to $320.2 million as compared to $323.3 million for Fiscal 2003. Decreases in raw material volume accounted for the majority of the net sales decline.

         For the fiscal year ended January 1, 2005, the Company reported net income of $13.9 million as compared to net income of $18.2 million for the 2003 comparable period. The $4.3 million decrease in net income for Fiscal 2004 resulted primarily from (i) increased interest expense partially due to the issuance of the senior subordinated notes, as well as a $2.5 million reduction in interest expense in fiscal 2003 related to SFAS 15 accounting, and (ii) decreased other income, which included a decrease in the gain from early retirement of debt of approximately $3.4 million, and a loss of $1.7 million attributable to the early retirement of preferred stock. The Company also realized a before tax gain of $2.8 million in fiscal 2004, resulting from a settlement with past insurers.

         Randall C. Stuewe, Chairman and Chief Executive Officer of Darling, said, "In spite of the difficult and uncertain operating environment we faced in fiscal 2004, Darling was able to achieve strong earnings while continuing to position our business for the future. The collective impact of reduced raw material volumes, declining commodity prices, continued export restrictions and higher natural gas and diesel prices challenged our earnings throughout the year. We continued to grow our restaurant services base of operations, initiated a fleet modernization program and increased our sales effort by focusing on leveraging our national scope and scale."

         Darling International will host a conference call to discuss the company's fourth quarter and full fiscal 2004 financial results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, March 18, 2005. To listen to the conference call, participants calling from within North America may dial 888-796-2701; international participants may dial 706-679-5633. Please call approximately ten minutes before the start of the call to ensure that you are connected. The call will also be available as a live audio web cast that can be accessed on the company website at http://www.darlingii.com/investors/investors.html or http://www.fulldisclosure.com. Following its completion, a replay of the call can be accessed until April 30, 2005 by dialing 800-642-1687 or 706-645-9291 outside of North America. The access code for the replay is 4652123. The conference call will also be archived on the company's website for seven days.

         Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and meat and bone meal. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

        For more information, please visit http://www.darlingii.com.

{ This media release contains forward-looking statements regarding the business operations of Darling and the industry in which it operates. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "should", "estimate," continue," and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets, that could cause actual results to differ materially from those projected in such forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. }

Darling International Inc.
Consolidated Operating Results
For the Periods Ended January 1, 2005 and January 3, 2004
(Dollars in thousands, except per share amounts)

                                                     Three Months Ended                    Twelve Months Ended
                                         ---------------------------------------   ------------------------------------
                                                                     $ Change                               $ Change
                                            Jan. 1,      Jan. 3,     Favorable       Jan. 1,     Jan. 3,    Favorable
                                             2005          2004    (Unfavorable)      2005        2004    (Unfavorable)
                                         -----------    ----------  ------------   ----------  ---------  -------------

Net sales                                  $ 71,384      $96,247   $ (24,863)       $320,229     $323,267   $(3,038)

  Costs and expenses:
    Cost of sales and operating expenses..   54,802       71,955      17,153         237,925      245,175     7,250
    Selling, general and
      administrative expenses ............    9,207        9,942         735          36,509       35,808      (701)
    Depreciation and amortization ........    3,923        4,172         249          15,224       15,124      (100)
                                           --------      -------     -------        --------     --------   -------
      Total costs and expenses ...........   67,932       86,069      18,137         289,658      296,107     6,449
                                           --------      -------     -------        --------     --------   -------
      Operating income....................    3,452       10,178      (6,726)         30,571       27,160     3,411

Other income/(expense):
     Interest expense.....................   (1,535)        (738)       (797)         (6,759)      (2,363)   (4,396)
     Other, net ..........................       92        3,941      (3,849)           (299)       3,914    (4,213)
                                           --------      -------     -------        --------     --------   -------
       Total other income/(expense).......   (1,443)       3,203      (4,646)         (7,058)       1,551    (8,609)
                                           --------      -------     -------        --------     --------   -------

Income from continuing operations
   before income taxes ...................    2,009       13,381     (11,372)         23,513       28,711    (5,198)
Income taxes .............................     (671)      (4,549)      3,878          (9,245)     (10,632)    1,387
                                           --------      -------     -------        --------     --------   -------
      Income  from continuing operations..    1,338        8,832      (7,494)         14,268       18,079    (3,811)
      Income/(loss) from discontinued
           operation, net of tax..........     (429)          32        (461)           (376)         112      (488)
                                           --------      -------     -------        --------     --------   -------
Net income                                      909        8,864      (7,955)         13,892       18,191    (4,299)
Preferred dividends and accretion (1).....        -            -           -               -         (101)      101
                                           --------      -------     -------        --------     --------   -------
      Net income applicable to
        common shareholders...............     $909      $ 8,864     $(7,955)        $13,892      $18,090    (4,198)
                                           ========      =======     ========       ========     ========   =======

Basic and diluted income/(loss) per share:
       Continuing operations..............    $0.01        $0.14     $ (0.13)          $0.22       $ 0.29    $(0.07)
       Discontinued operations ...........        -            -           -               -            -         -
                                           --------      -------     -------        --------     --------   -------
                     Total ...............    $0.01        $0.14     $ (0.13)          $0.22       $ 0.29    $(0.07)
                                           ========      =======     ========       ========     ========   =======

(1) Preferred dividends accrued were $ -0- and $(310,000) during the three and twelve months ended January 3, 2004, respectively.
    Accretion of the preferred stock discount were $-0- and $209,000 during the three and twelve months ended January 3, 2004, respectively

FOR MORE INFORMATION CONTACT: Brad Phillips, Treasurer, or John O. Muse, Executive Vice President of Finance and Administration	251 O'Connor Ridge Blvd., #300 Irving, Texas 75038 Phone: 972-717-0300
OR Jennifer Felber Joele Frank, Wilkinson Brimmer Katcher	Phone: 212-355-4449